Exhibit 4.4

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

By and among

GE (CHINA) CO., LTD.

GOLDEN MEDITECH (BVI) COMPANY LIMITED

(collectively, as Purchasers)

BEIJING CHENGXUAN ECONOMIC AND TRADE CO., LTD.

BEIJING BODA TECHNOLOGY

INVESTMENT AND DEVELOPMENT CO., LTD.

BEIJING UNIVERSITY PEOPLE’S HOSPITAL

BI XIAOQIONG

HE SHENXU

BENGBU WANRONG EQUITY INVESTMENT ADVISORY CO., LTD.

BEIJING DONGFANG CHUANZHI SCIENCE

AND TECHNOLOGY DEVELOPMENT CO., LTD.

(collectively, as Existing Shareholders)

and

BEIJING YUANDE BIOLOGICAL AND ENGINEERING CO., LTD.

(as Issuer)

Dated as of September 23, 2002

i

SECTION 10.10	GOVERNING LAW	42
SECTION 10.11	DISPUTE RESOLUTION	42
SECTION 10.12	TIME IS OF ESSENCE	43
SECTION 10.13	EFFECTIVENESS	43
SECTION 10.14	LANGUAGE	43
SECTION 10.15	COUNTERPARTS	43

EXHIBITS

1.01.(a)	Form of Amended and Restated Articles of Association

1.01(b)	Form of Shareholders Agreement

1.01(c)	Form of Stock Option Agreement

1.01(d)	Form of Supply Agreement

2.01	Schedule of Purchasers

5.11	General Electric Policy 20.3

7.02(e)	Legal Opinion

DISCLOSURE SCHEDULE

The Disclosure Schedule shall include the following Sections:

3.04	Ownership of Common Stock

3.07	Governmental Consents and Approvals

3.08(a)	Financial Information

3.10	Receivables

3.13	Sales and Purchase Order Backlog

3.19	Intellectual Property

3.20(a)	Owned Real Property

3.20(b)	Leased Real Property

3.22	Assets

3.27(a)	Key Employees

v

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2002 (the “Signing Date”), by and among the following parties:

A. BEIJING YUANDE BIOLOGICAL AND ENGINEERING CO., LTD. a company limited by shares organized under the laws of the People’s Republic of China (excluding Hong Kong, Macao and Taiwan, the “PRC”) with its legal address at Room 316, 4 Zhonghe Street, Beijing Economic and Technology Development Area, Beijing, China (the “Company”).

Legal representative of the Company

Name:	Bi Xiaoqiong
Position:	Chairman
Nationality:	Chinese

B. BEIJING CHENGXUAN ECONOMIC AND TRADE CO., LTD., a limited liability company organized under the laws of the PRC with its legal address at Taoranting Road, Xuanwu District, Beijing, China (“Chengxuan”).

Legal representative of Chengxuan

Name:	Wu Xiaodong
Position:	Executive Director
Nationality:	Chinese

C. BEIJING BODA TECHNOLOGY INVESTMENT AND DEVELOPMENT CO., LTD., a limited liability company organized under the laws of the PRC with its legal address at Room 603, 4 Wanyuan Street, Beijing Economic and Technology Development Area, Beijing, China (“Boda”).

Legal representative of Boda

Name:	Li Ming
Position:	Chairman of Board of Directors
Nationality:	Chinese

D. BEIJING UNIVERSITY PEOPLE’S HOSPITAL, a non-profit institutional legal person organized under the laws of the PRC with its legal address at 11 Xizhimen Nandajie, Xicheng District, Beijing, China (“BUPH”).

Legal representative of BUPH

Name:	Lu Houshan
Position:	President
Nationality:	Chinese

E. BI XIAOQIONG, a PRC citizen resident in Beijing with her Resident Identification Number being 360102196403144904.

F. HE SHENXU, a PRC citizen resident in Beijing with his Resident Identification number being 110102440806081.

G. BENGBU WANRONG EQUITY INVESTMENT ADVISORY CO., LTD., a limited liability company organized under the laws of the PRC with its legal address at 5543 Zhanggongshan Road, Bengbu, Anhui, China (“Wanrong”).

Legal representative of Wanrong

Name:	Zhang Congqing
Position:	Chairman of Board of Directors
Nationality:	Chinese

H. BEIJING DONGFANG CHUANGZHI SCIENCE AND TECHNOLOGY DEVELOPMENT CO., LTD., a limited liability company organized under the laws of the PRC with its legal address at #2-1, 28 Zhongfang Street, Chaoyang District, Beijing, China (“Chuangzhi”; together with Chengxuan, Boda, BUPH, Bi Xiaoqiong, He Shenxu and Wanrong, the “Existing Shareholders”).

Legal representative of Chuangzhi

Name:	Zhang Kuo
Position:	Chairman of Board of Directors
Nationality:	Chinese

I. GE (CHINA) CO., LTD., a foreign-invested investment company organized under the laws of the PRC with its legal address at 17th Floor, Plaza 66, 1266 Nanjing Road (W), Shanghai 200040, China (“GE”).

Legal representative of GE

Name:	Steve Schneider
Position:	Chairman of Board of Directors
Nationality:	United States of America

J. GOLDEN MEDITECH (BVI) COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Meditech”; together with GE, the “Purchasers”).

Representative of Meditech

Name:	Kam Yuen
Position:	Director
Nationality:	Chinese

RECITALS

WHEREAS, each Existing Shareholder owns the number of shares of common stock, par value RMB1.00 per share, of the Company (the “Common Stock”) set forth opposite the name of such Existing Shareholder in Section 3.04 of the Disclosure Schedule, and the Existing Shareholders collectively own 100% of the issued and outstanding Common Stock.

WHEREAS, the Company is engaged in the business of researching and developing, producing and selling high intensity-focused ultrasonic devices for treatment of tumors (the “Business”) in the PRC;

WHEREAS, the Company has authorized the issuance and sale of an aggregate of twenty-six million eight hundred and forty thousand (26,840,000) shares (the “Shares”) of the Common Stock; and

WHEREAS, the Company wishes to issue and sell to each Purchaser, and each Purchaser wishes to subscribe for and purchase from the Company, the number of Shares set forth opposite such Purchaser’s name in Exhibit 2.01, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, each Purchaser, the Company and each Existing Shareholder hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Accounting Rules” means the financial and accounting laws, statutes, regulations, rules, standards and systems promulgated by any Governmental Authority of the PRC.

“Acquisition Documents” means this Agreement, the Ancillary Agreements, and any certificate, Financial Statement, Interim Financial Statement, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person who is an individual, such Person’ spouse and children under 18, and with respect to other specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Shareholders Agreement, the Stock Option Agreement, the Supply Agreement and the Restated Articles.

“Approval Authority” means the Ministry of Foreign Trade and Economic Cooperation and any other Governmental Authority empowered by any Law to examine and approve the transactions contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, and (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites.

“Company Software” means all Software (a) material to the operation of the Business or (b) manufactured, distributed, sold, licensed or marketed by the Company in connection with the Business.

“Company’s Accountants” means the Beijing Jingdu Certified Public Accountants Co., Ltd., independent accountants of the Company.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral rights thereto and all other rights associated therewith.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the Signing Date, delivered by the Company to the Purchasers in connection with this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), lease, license, encumbrance, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Governmental Authority” means any PRC or non-PRC federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “toxic chemicals”, “contaminants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Indebtedness” means, with respect to any Person, all such Person’s obligations for the payment of money, including, without limitation, (i) money borrowed or raised, (ii) acceptance credit, documentary credit or commercial paper facilities, (iii) any bond, note, loan, bill of exchange or similar instruments, (iv) deferred payments for assets or services acquired (other than trade accounts not in default and payable in the ordinary course of business within sixty (60) days of furnishing such goods and services), (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the assets leased, (vi) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts, and (vii) charges, guarantees or other assurances against financial loss in respect of obligations of any Person (other than the Company).

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software.

“Inventories” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property related to the Business and maintained, held or stored by or for the Company on the Closing Date, and any prepaid deposits for any of the same.

“Law” means any PRC or non-PRC federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, directive, requirement or rule of law.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in or effects on the Business or the Company: (a) is, or could be, materially adverse to the operations, Assets or Liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or the Company or (b) does, or could, adversely affect the qualification of the Company to operate and conduct the Business in the manner in which it is currently operated or conducted by the Company.

“Material Contracts” means all contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the Business, or the absence of which would have a Material Adverse Effect.

“Owned Intellectual Property” means Intellectual Property owned by the Company.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, no matter whether the Company has obtained the relevant Real Property Title Certificate in respect of such real property.

“Patents” means PRC, foreign and international patents, patent applications and statutory invention registrations, including invention patents, utility model patents, design patents, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“Restated Articles” means the Amended and Restated Articles of Association of the Company, dated as of even date herewith, executed by the Existing Shareholders and the Purchasers substantially in the form of Exhibit 1.01(a).

“Shareholders Agreement” means the Shareholders Agreement to be executed by the Company, the Existing Shareholders and the Purchasers on the Closing Date, substantially in the form of Exhibit 1.01(b).

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Stock Option Agreement” means the Stock Option Agreement to be executed by Chengxuan and GE on the Closing Date, substantially in the form of Exhibit 1.01(c).

“Supply Agreement” means the GE Ultrasonic Equipment Supply Agreement to be executed by the Company and GE or an Affiliate of GE on the Closing Date, substantially in the form of Exhibit 1.01(d).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, geographical indicators, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“US Dollars” or “US$” means the lawful currency of the United States of America.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Assets”	3.22(a)
“Boda”	Preamble
“BUPH”	Preamble
“Business”	Recitals
“Centre”	10.11(a)
“Chengxuan”	Preamble
“Chuangzhi”	Preamble
“Closing Date”	2.03
“Closing”	2.03
“Common Stock”	Recitals
“Company Indemnified Party”	8.03(a)
“Company”	Preamble
“EHS Policy”	5.11(a)
“Existing Shares”	3.04(a)
“Existing Shareholders”	Preamble
“Financial Statements”	3.08(a)
“GE Medical”	9.02(b)
“GE Purchase Price”	2.02
“GE”	Preamble
“Interim Financial Statements”	3.08(a)
“InSightec”	5.03(b)
“InSightec Consents”	4.02
“Loss”	8.02(a)
“Meditech Purchaser Price”	2.02
“Meditech”	Preamble
“Option Shares”	5.07
“PRC”	Preamble
“Purchasers”	Preamble
“Purchaser Indemnified Party”	8.02(a)
“Registration Certificates”	3.12
“Rules”	10.11(a)
“Shares”	Recitals
“Signing Date”	Preamble
“Social Insurance”	3.25
“Stock Option”	5.07
“Wanrong”	Preamble

SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recitals or Preamble, such reference is to an Article, Section, Recitals or Preamble of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated, and the Articles, Sections, Recitals, Preamble, Exhibits and schedules shall be deemed to form part of this Agreement;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)	any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii)	references to a Person are also to its permitted successors and assigns; and

(ix)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall severally and not jointly purchase from the Company, the number of Shares set forth opposite such Purchaser’s name in Exhibit 2.01 at a cash purchase price of US$0.296 per share.

SECTION 2.02 Purchase Price. The aggregate purchase price for the Shares to be purchased by GE shall be two million nine hundred and seventy-nine thousand and two hundred and forty US Dollars (US$2,979,240) (the “GE Purchase Price”). The aggregate purchase price for the Shares to be purchased by Meditech shall be four million nine hundred and sixty-five thousand and four hundred US Dollars (US$4,965,400) (the “Meditech Purchase Price”).

SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 2318 China World Tower Two, 1 Jianguomenwai Dajie, Beijing, at 10:00 A.M. Beijing time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 7 or at such other place or time or on such other date as the Existing Shareholders, the Company and the Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered:

(a)	to GE:

(i)	stock certificates evidencing the number of Shares set forth opposite GE’s name in Exhibit 2.01 duly issued to GE by the Company, in form satisfactory to GE; and

(ii)	a receipt for the GE Purchase Price.

(b)	to Meditech:

(i)	stock certificates evidencing the number of Shares set forth opposite Meditech’s name in Exhibit 2.01 duly issued to Meditech by the Company, in form satisfactory to Meditech; and

(ii)	a receipt for the Meditech Purchase Price.

(c)	to each Purchaser:

(i)	true and complete copies, certified by the General Manager of the Company, of the resolutions duly and validly adopted by the Existing Shareholders and the Board of Directors of the Company evidencing the following: their approval of the increase of the share capital of the Company; the issuance of the Shares to the Purchasers; the amendment of the Company’s Articles of Association and the adoption of the Restated Articles; the reorganization of the Company into a foreign-invested company limited by Shares; their approval of the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

(ii)	a true and complete copy, certified by the General Manager of the Company, of the approval letter issued by the Approval Authority approving the issuance of the Shares by the Company, the increase of the share capital of the Company, the amendment of the Company’s Articles of Association and the adoption of the Restated Articles, and the reorganization of the Company into a foreign-invested company limited by shares;

(iii)	a true and complete copy, certified by the General Manager of the Company, of the Company’s Certificate of Approval issued by the Approval Authority, evidencing that the Company has been approved as a foreign-invested company limited by shares and that the Purchasers are the shareholders of the Company holding the number of Shares set forth opposite their respective names in Exhibit 2.01;

(iv)	a certificate of the General Manager of the Company, dated as of the Closing Date, stating that no amendments have been made to the Articles of Association of the Company since the date of execution of the Restated Articles by the Existing Shareholders and the Purchasers;

(v)	executed counterparts of the Ancillary Agreements to which it is a party; and

(vi)	the opinions, certificates and other documents required to be delivered pursuant to Section 7.02.

SECTION 2.05 Closing Deliveries by Each Existing Shareholder. At the Closing, each Existing Shareholder shall deliver or cause to be delivered to the Company and the Purchasers:

(a) a true and complete copy, certified by the General Manager of the Company, of a waiver letter executed by each Existing Shareholder, waiving such Existing Shareholder’s pre-emptive right under the Articles of Association of the Company to acquire the Shares;

(b) executed counterparts of the Ancillary Agreements to which it is a party; and

(c) the certificate required to be delivered pursuant to Section 7.02(a).

SECTION 2.06 Closing Deliveries by the Purchasers. (a) At the Closing, GE shall deliver to the Company:

(i)	the GE Purchase Price in US Dollars by wire transfer in immediately available funds to the bank account designated by the Company;

(ii)	a true and complete copy, certified by the General Counsel of GE, of the resolutions duly and validly adopted by the Board of Directors of GE evidencing its authorization of the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(iii)	executed counterparts of the Ancillary Agreements to which it is a party;

(iv)	a true and complete copy, certified by the General Counsel of GE, of the InSightec Consents; and

(v)	the certificates and other documents required to be delivered pursuant to Section 7.01.

(b)	At the Closing, Meditech shall deliver to the Company:

(i)	the Meditech Purchase Price in US Dollars by wire transfer in immediately available funds to the bank account designated by the Company;

(ii)	a true and complete copy, certified by the Chairman of the board of directors of Meditech, of the resolutions duly and validly adopted by the Board of Directors of Meditech evidencing its authorization of the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(iii)	executed counterparts of the Ancillary Agreements to which it is a party; and

(iv)	the certificates and other documents required to be delivered pursuant to Section 7.01.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND EXISTING SHAREHOLDERS

As an inducement to each Purchaser to enter, and as partial consideration for their entry, into this Agreement, the Company and the Existing Shareholders each hereby, severally and jointly, represents and warrants to each Purchaser as follows:

SECTION 3.01 Organization and Corporate Action. Each of the Company and the Existing Shareholders (except He Shenxu and Bi Xiaoqiong) is a corporation or an institution duly organized, validly existing and in good standing under the laws of the PRC. Each of the Company and the Existing Shareholders has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and the Existing Shareholders of this Agreement or each Ancillary Agreement to which it is a party, the performance by each of the Company or the Existing Shareholders of its obligations hereunder and thereunder and the consummation by each of the Company and the Existing Shareholders of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Company and the Existing Shareholders. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by each of the Company and the Existing Shareholders, and (assuming due authorization, execution and delivery by each Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of each of the Company and the Existing Shareholders, enforceable against each of the Company and the Existing Shareholders in accordance with their respective terms.

SECTION 3.02 Authority and Qualification of the Company. The Company has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary or desirable. The Business constitutes all of the business conducted by the Company as of the Signing Date. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Association. A true and correct copy of the Articles of Association of the Company as in effect on the Signing Date has been delivered by the Company to each Purchaser.

SECTION 3.03 Subsidiaries. There are no corporations, companies, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Company is not a member of (nor is any part of the Business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

SECTION 3.04 Capitalization. (a) The share capital of the Company is divided into 40,260,000 shares of Common Stock and all such shares of Common Stock (the “Existing Shares”) are issued and outstanding, and are validly issued, fully paid and nonassessable. Section 3.04 of the Disclosure Schedule sets forth the number of Existing Shares held by each Existing Shareholder. None of the Existing Shares was issued in violation of any preemptive rights. The Existing Shareholders have authorized the issuance of the Shares pursuant to this Agreement. Except for the Shares and the Option Shares, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Existing Shares or obligating either any Existing Shareholder or the Company to issue or sell any shares of Common Stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Existing Shares constitute all of the issued and outstanding share capital of the Company and are owned of record and beneficially by the Existing Shareholders free and clear of all Encumbrances. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Existing Shares. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchasers in the stock records of the Company, each Purchaser will own the number of Shares set forth opposite such Purchaser’s name in Exhibit 2.01 free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable.

(b) The stock register of the Company accurately records: (i) the name, address and legal representative (where applicable) of each Existing Shareholder and (ii) the certificate number of each certificate evidencing the Existing Shares issued by the Company, the number of Existing Shares evidenced by each such certificate and the date of issuance thereof.

SECTION 3.05 Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders and the Board of Directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to each Purchaser.

SECTION 3.06 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Existing Shareholders and the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of association (or similar organizational documents) of any Existing Shareholder (as applicable) or the Company, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of ) any Law or Governmental Order applicable to any Existing Shareholder, the Company or any of the assets, properties or businesses of the Company including, without limitation, the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Existing Shares pursuant to, any mortgage, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Existing Shareholder or the Company is a party or by which any of the Existing Shares or any of the assets or properties of the Company is bound or affected.

SECTION 3.07 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Existing Shareholders do not and will not require (i) any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.07 of the Disclosure Schedule or (ii) any consent, approval, authorization or action of any third party. None of the Existing Shareholders or the Company knows of any reason why any of the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

SECTION 3.08 Financial Information; Books and Records. (a) True and complete copies of (i) all capital verification reports of the Company issued by the accountants of the Company since the establishment of the Company, together with all related notes and schedules thereto, (ii) the audited balance sheet of the Company for each of the two fiscal years ended as of December 31, 2000 and December 31, 2001, and the related audited statements of income and statements of cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s Accountants (collectively referred to herein as the “Financial Statements”) and (iii) the unaudited balance sheet of the Company as of June 30, 2002, and the related statements of income and statements of cash flows, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Company to each Purchaser. The Financial Statements and the Interim Financial Statements are enclosed in Section 3.08(a) of the Disclosure Schedule. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with the Accounting Rules applied on a basis consistent with the past practices of the Company and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby.

(b) The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with the Accounting Rules applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.09 Absence of Undisclosed Liabilities. There are no Liabilities of the Company, other than Liabilities (i) reflected or reserved against on the Interim Financial Statements or (ii) incurred since June 30, 2002 in the ordinary course of business, consistent with past practice, of the Company and which do not and could not have a Material Adverse Effect.

SECTION 3.10 Receivables. Section 3.10 of the Disclosure Schedule is an aged list of the Receivables as of June 30, 2002 showing separately those Receivables that as of such date had been outstanding for (a) 365 days or less and (b) more than 365 days. Except to the extent, if any, reserved for on the Interim Financial Statements, all Receivables reflected on the Interim Financial Statements arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with any Existing Shareholder or the Company and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Interim Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Interim Financial Statements) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 180 days after the Closing Date.

SECTION 3.11 Inventories. Subject to amounts reserved therefore on the Interim Financial Statements, the values at which all Inventories are carried on the Interim Financial Statements reflect the historical inventory valuation policy of the Company of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value and all Inventories are valued such that the Company will earn their customary gross margins thereon. The Company has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. The Company is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since June 30, 2002.

SECTION 3.12 Permits. The Company has all approvals, permits, licenses, and any similar authority necessary for the conduct of the Business as now being conducted by the Company, the lack of which could have a Material Adverse Effect and believes it can obtain, without undue burden or expense, any similar authority for the conduct of the Business as presently planned to be conducted, including, without limitation, the valid Registration Certificates for Medical Devices (the “Registration Certificates”) issued by the State Drug Administration for all products manufactured or planned to be manufactured by the Company. The Company is not in default in any material respect under any of such approvals, permits, licenses or other similar authority. All such approvals, permits, licenses and other similar authority are still valid and have not expired, been revoked or terminated. None of such approvals, permits, licenses or other similar authority will be revoked, terminated, or become invalid as a result of any transaction contemplated by this Agreement or the Ancillary Agreements.

SECTION 3.13 Sales and Purchase Order Backlog. (a) As of June 30, 2002, open sales orders accepted by the Company totaled RMB 10,500,000, and, as of the date immediately preceding the Signing Date, open sales orders accepted by the Company totaled RMB 14,000,000. Section 3.13(a) of the Disclosure Schedule lists all sales orders exceeding RMB 3,500,000 per order which have been accepted by the Company and which were open either as of June 30, 2002 or as of the Signing Date.

(b) As of June 30, 2002, open purchase orders issued by the Company totaled RMB 1,000,000, and, as of the date immediately preceding the Signing Date, open purchase orders issued by the Company totaled RMB 1,000,000. Section 3.13(b) of the Disclosure Schedule lists all purchase orders exceeding RMB 1,000,000 per order which have been issued by the Company and which were open either as of June 30, 2002 or as of the Signing Date.

SECTION 3.14 Absence of Certain Changes. Since June 30, 2002, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since June 30, 2002, the Company has not:

(a) permitted or allowed any of the assets or properties of the Company to be subjected to any Encumbrance;

(b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, or the Company or paid or otherwise discharged any Liability related to the Business or the Company, other than current liabilities reflected on the Interim Financial Statement and current liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2002;

(c) written down or written up (or failed to write down or write up in accordance with applicable Accounting Rules consistent with past practice) the value of any Inventories or Receivables or revalued any of the assets or properties other than in the ordinary course of business consistent with past practice and in accordance with applicable Accounting Rules;

(d) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by applicable Accounting Rules;

(e) amended, terminated, cancelled or compromised any material Claims of the Company or waived any other rights of substantial value to the Company;

(f) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(g) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company;

(h) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

(i) merged with, entered into a consolidation with or acquired any interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(j) made any capital expenditure or commitment for any capital expenditure in excess of RMB 200,000 individually or RMB 500,000 in the aggregate;

(k) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of RMB 100,000 individually or RMB 300,000 in the aggregate;

(l) made any material changes in the customary methods of operations of the Company or the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(m) made any express or deemed election or settled or compromised any liability with respect to Taxes of the Company;

(n) incurred any Indebtedness in excess of RMB 100,000 individually or RMB 300,000 in the aggregate;

(o) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(p) failed to pay any creditor any material amount owed to such creditor when due;

(q) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees;

(r) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(s) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees;

(t) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which the Company has any right, title, interest or license;

(u) allowed any Permit or Environmental Permit that was issued or relates to the Company or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy, Permit or Environmental Permit;

(v) failed to maintain the Company’s plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(w) suffered any casualty loss or damage with respect to any of the assets which in the aggregate have a replacement cost of more than RMB 500,000, whether or not such loss or damage shall have been covered by insurance;

(x) amended, modified or consented to the termination of any Material Contract or the Company’s rights thereunder;

(y) amended or restated the Articles of Association of the Company other than the amendments contemplated by this Agreement;

(z) made any charitable contribution;

(aa) (i) abandoned, sold, assigned, or granted any security interest in or to any item of the Owned Intellectual Property, including, without limitation, failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Owned Intellectual Property, other than licenses of Company Software to the customers of the Company in the ordinary course of its business, (iii) developed, created or invented any Intellectual Property jointly with any third party, or (iv) disclosed, or allow to be disclosed, any confidential Intellectual Property;

(bb) suffered any Material Adverse Effect; or

(cc) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.14, except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.15 Litigation. There are no Actions by or against the Company (or by or against the Existing Shareholders or any Affiliate thereof and relating to the Business or the Company) or affecting any of the assets or properties of the Company or the Business pending before any Governmental Authority (or, to the best knowledge of the Company after due inquiry, threatened to be brought by or before any Governmental Authority). Neither the Company nor any of its assets or properties is subject to any Governmental Order (nor, to the best knowledge of the Company after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.16 Compliance with Laws. (a) The Company has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any of its properties or assets or the Business, and the Company is not in violation of any such Law or Governmental Order.

(b) To the best knowledge of the Company, none of the Company or any officer, director, employee, agent or representative of the Company has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to any official of any Governmental Authority (or to any Person while knowing it will be offered, given or promised to an official of any Governmental Authority) for any purpose including, by way of example, influencing any act or decision of such Person acting in their official capacity, inducing such Person to do or omit to do any action in violation of their lawful duty, inducing such Person to use their influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person.

(c) The Company has satisfied all legal requirements under applicable Law for the issuance and sale of the Shares, including, without limitation, the conditions set forth in Article 137 of the PRC Company Law. The Company’s counsel, Guantao Law Firm, has issued a legal opinion, addressed to the Purchasers and dated as of even date herewith.

SECTION 3.17 Environmental and Other Permits and Licenses. (a) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

(b) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company.

(c) There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company.

(d) The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(e) There is no asbestos or asbestos-containing material on any of the Real Property.

(f) There are no Environmental Claims pending or threatened against the Company or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company or its predecessor or with respect to previously owned or operated facilities.

(g) The Business can maintain present production levels and any planned expansion of production levels upon which financial projections provided to the Purchaser have been based in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

(h) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.18 Material Contracts. (a) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract.

(b) No other party to any Material Contract is in breach thereof or default thereunder, and the Company has not received any notice of termination, cancellation, breach or default under any Material Contract.

(c) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than as set forth in the Articles of Association of the Company or in the ordinary course of business consistent with past practice, any of the assets or properties of the Company or any of the Shares.

SECTION 3.19 Intellectual Property. (a) Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications included in the Owned Intellectual Property and (ii) other Owned Intellectual Property material to the Business.

(b) The Company has not entered into any Company IP Agreement, and there is no Licensed Intellectual Property used or contemplated to be used by the Company in the conduct of the Business.

(c) The operation of the Business as currently conducted or as contemplated to be conducted and the use of the Owned Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the best knowledge of the Company after due inquiry, threatened against the Company alleging any of the foregoing.

(d) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and the Company has a valid right to use the Owned Intellectual Property in the ordinary course of the Business as presently conducted or as contemplated to be conducted.

(e) No Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(f) The Owned Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Business. The Owned Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(g) No Actions or Claims have been asserted or are pending or, to the best knowledge of the Company after due inquiry, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party.

(h) No person is engaging in any activity that infringes the Owned Intellectual Property. The Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of any of the Owned Intellectual Property.

(i) The Company Software is free of all viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. No rights in the Company Software have been transferred to any third party except to the customers of the Business to whom the Company has licensed such Company Software in the ordinary course of business.

(j) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business. To the best knowledge of the Company after due inquiry, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 3.20 Real Property. (a) Section 3.20(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each parcel of Owned Real Property, (iv) information relating to the application for change of title registration and issuance of Real Property Title Certificates in the name of the Company in respect of Owned Real Property, and (v) the current use of each parcel of Owned Real Property.

(b) Section 3.20(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

(c) There is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. The Company has made available to each Purchaser true, legible and complete copies of agreements for acquisition of each parcel of Owned Real Property and, to the extent available, for lease of each parcel of Leased Real Property and all the title insurance policies, surveys, environmental reports and audits, appraisals, permits, Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company thereon or any other uses thereof. The Company is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. The Company has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company assigned its interest under any lease or sublease listed in Section 3.20(b) of the Disclosure Schedule to any third party.

(d) The rent set forth in each lease or sublease of the Leased Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same.

SECTION 3.21 Returns and Complaints. The Company has received no complaints from any third party (including customers of the Company and patients treated by any of the Company’s products) concerning alleged defects in its products (or the design thereof) that, if true, could have a Material Adverse Effect.

SECTION 3.22 Assets. (a) The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Real Property, Inventory and other tangible personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company (the “Assets”), and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business. The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as set forth in Section 3.22(a) of the Disclosure Schedule.

(b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since June 30, 2002, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c) Following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, with good, valid and marketable title, or lease, under valid and subsisting leases, the Assets free and clear of any Encumbrances, other than the Encumbrances as set forth in Section 3.22(a) of the Disclosure Schedule, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(d) The Business can maintain present production levels and any planned expansion of production levels upon which financial projections provided to each Purchaser have been based without a material increase in capital or operating expenditures.

SECTION 3.23 Customers. The Company has not received any notice or has any reason to believe that any significant customer has ceased, or will cease, to use the products or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products or services at any time.

SECTION 3.24 Suppliers. The Company has not received any notice or has any reason to believe that any supplier of the Company will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases. None of the raw materials, supplies, merchandise or other goods supplied to the Company are such that they are not generally available in the market from more than one source.

SECTION 3.25 Social Insurance Matters. The Company has complied with all applicable Laws relating to social insurance, including without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance and unemployment insurance (collectively, “Social Insurance”). All contributions or payments required to be made by the Company with respect to any Social Insurance have been made on or before their due dates. All such contributions or payments required to be made by any employees of the Company with respect to any Social Insurance have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employees of the Company.

SECTION 3.26 Labor Matters. There are no controversies, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened, between the Company and any of its employees, and the Company has not experienced any such controversy, slowdown or work stoppage since its establishment. There are no unfair labor practice complaints pending or, to the best knowledge of the Company after due inquiry, threatened, against the Company.

SECTION 3.27 Key Employees. (a) Section 3.27(a) of the Disclosure Schedule lists the name, the date of employment and a description of the position and job function of each current salaried employee, officer or director of the Company who are material for the Business as it is now being conducted by the Company.

(b) All directors, officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 3.28 Certain Interests. (a) To the best knowledge of the Company after due inquiry, no shareholder, officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

(i)	has any direct or indirect financial interest in any competitor, supplier or customer of the Company;

(ii)	owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise; or

(iii)	has outstanding any Indebtedness to the Company.

(b) The Company does not have any Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder, other than (i) for payment of salary for services rendered and (ii) reimbursement for reasonable expenses incurred on behalf of the Company.

SECTION 3.29 Taxes. (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the best knowledge of the Company after due inquiry, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Company after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company; and (vi) there are no tax liens on any assets of the Company.

(b) For purposes of determining whether the conditions to Closing have been satisfied (but not for purposes of the Existing Shareholders’ and the Company’s indemnification of the Purchaser pursuant to Section 6.01(a)), the representations in Section 3.29(a) shall apply only with respect to items which could have a Material Adverse Effect.

SECTION 3.30 Insurance. All material assets, properties and risks of the Company are covered by valid, currently effective insurance policies or binders of insurance issued in favor of the Company with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

SECTION 3.31 Full Disclosure. (a) Neither the Company nor any Existing Shareholder is aware of any facts pertaining to the Company or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchasers by the Company in writing.

(b) No representation or warranty of the Existing Shareholders or the Company in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchasers pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS

As an inducement to the Company, the Existing Shareholders and the other Purchaser to enter into this Agreement, each Purchaser hereby represents and warrants, severally and not jointly, to the Company, the Existing Shareholders and the other Purchaser as follows:

SECTION 4.01 Organization and Authority of the Purchaser. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and each Ancillary Agreement to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Purchaser. This Agreement has been, and upon their execution each Ancillary Agreement to which such Purchaser is a party shall have been, duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by the Existing Shareholders, the Company and the other Purchaser) this Agreement constitutes, and upon their execution each Ancillary Agreement to which such Purchaser is a party shall constitute, legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms.

SECTION 4.02 No Conflict. Other than the consents of all necessary parties in connection with GE’s investment in InSightec required for the execution, delivery and performance by GE of this Agreement and each Ancillary Agreement to which it is a party (collectively, the “InSightec Consents”), the execution, delivery and performance by such Purchaser of this Agreement and each Ancillary Agreement to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Association of such Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to such Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party, which would adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by such Purchaser of this Agreement and each Ancillary Agreement to which such Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority except (i) as described in a writing given to the Company by such Purchaser on the Signing Date, (ii) as described in Section 3.07 of the Disclosure Schedule and (iii) as described in Section 5.03 (b) of this Agreement.

SECTION 4.04 Investment Purpose. Such Purchaser is acquiring the Shares set forth opposite its name in Exhibit 2.01 solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.05 Financing. Such Purchaser has all funds necessary to consummate all the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.06 Litigation. No Action by or against such Purchaser is pending or, to the best knowledge of such Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 5

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, between the Signing Date and the time of the Closing, the Company shall not conduct its business other than in the ordinary course and consistent with the Company’s prior practice.

(b) The Company covenants and agrees that, between the Signing Date and the time of the Closing, without the prior written consent of each Purchaser, the Company will not do any of the things enumerated in the second sentence of Section 3.14 (including, without limitation, clauses (a) through (bb) thereof).

SECTION 5.02 Access to Information. From the Signing Date until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of each Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company including, without limitation, access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of each Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company and the Business (or legible copies thereof) as each Purchaser may from time to time reasonably request.

SECTION 5.03 Confidentiality. (a) The Existing Shareholders, the Purchasers and the Company each agrees to, and shall cause its Affiliates and its and their officers, directors, employees, agents, representatives, accountants, and counsel to treat and hold as confidential (and not disclose or provide access to any Person to), unless compelled to disclose by judicial or administrative process or by other requirement of Law, this Agreement and the transactions contemplated hereby, all information (i) furnished by each Purchaser in connection with the transactions comtemplated hereby and (ii) relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business and the Company furnished by the Company; provided, however, that this sentence shall not apply to any information (A) permitted to be disclosed by GE or Meditech pursuant to this Agreement or the Shareholders Agreement, or (B) that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any Existing Shareholder, any Purchaser or the Company, its Affiliates or its or their officers, directors, employees, agents, representatives, accountants, and counsel; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

(b) For the avoidance of doubt, the parties hereto agree that the Company, Meditech, GE and their respective Affiliates (including their respective officers, directors, employees, agents, representatives, accountants, financial adviser and counsel) may, by way of announcements published in any newspaper, the website of the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited, circulars, submissions or otherwise, disclose and provide access to any relevant Governmental Authority (including, without limitation, The Stock Exchange of Hong Kong Limited and its and its Affiliates’ sponsors in the case of Meditech) pursuant to applicable Laws (including, without limitation, the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited) the terms of this Agreement and the Ancillary Agreements and information concerning the transactions contemplated hereby and thereby, the Company and the Business and any other information that Meditech, GE or any of their respective Affiliates, as the case may be, is advised by counsel are required to be disclosed under applicable Laws; provided that the Company, Meditech, GE and their respective Affiliates shall use their best efforts to ensure that all such information will be accorded confidential treatment except as otherwise expressly permitted in this paragraph. The parties also agree that GE may disclose to InSightec-Image Guided Treatment Ltd. (“InSightec”) the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; provided that GE shall require that InSightec treat such information as confidential.

SECTION 5.04 Regulatory and Other Authorizations. (a) The Company and the Existing Shareholders shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements (including, without limitation, the governmental consents and approvals set forth in Section 3.07 of the Disclosure Schedule) and will cooperate fully with the Purchasers in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Existing Shareholders and the Company agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business or the Company (including, without limitation, the Registration Certificates) is not obtained prior to the Closing, the Existing Shareholders will, subsequent to the Closing, cooperate with the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

SECTION 5.05 Notice of Developments. Prior to the Closing, the Company and each Existing Shareholder shall promptly notify each Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the Signing Date which could result in any breach of a representation or warranty or covenant of the Company or such Existing Shareholder in this Agreement or which could have the effect of making any representation or warranty of the Company or such Existing Shareholder in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or the Business. The Company and each Existing Shareholder agrees to promptly provide each Purchaser with true and complete copies of all correspondence with, and approvals and consents issued by, all Approval Authorities.

SECTION 5.06 No Solicitation or Negotiation. The Company and the Existing Shareholders each agrees that between the Signing Date and the earlier of (a) the Closing and (b) the termination of this Agreement, without the prior written consent of each Purchaser, none of the Existing Shareholders or the Company or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than Inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company or the Business or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company and the Existing Shareholders shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company and the Existing Shareholders shall notify each Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to such Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Existing Shareholders and the Company each agrees not to, without the prior written consent of each Purchaser, release any Person from, or waive any provision of, any confidentiality agreement to which any Existing Shareholder or the Company is a party.

SECTION 5.07 Option to Acquire Additional Shares. Chengxuan agrees to grant to GE, pursuant to the Stock Option Agreement and subject to restrictions under applicable Laws, an irrevocable option (the “Stock Option”) to purchase from Chengxuan up to 3,355,000 shares of Common Stock (subject to adjustment pursuant to the Stock Option Agreement) (the “Option Shares”) at a cash purchase price of US$0.34 per share at any time and from time to time within three years after the Closing.

SECTION 5.08 Waiver of Pre-Emptive Right and Right of First Refusal. The right of first refusal and pre-emptive right provision set forth in Section 29(6) of the existing Articles of Association of the Company shall not apply to the issuance of the Shares pursuant to this Agreement and the sale and purchase of the Option Shares pursuant to the Stock Option Agreement. Each Existing Shareholder agrees to waive its (i) pre-emptive right to acquire the Shares and (ii) right of first refusal with respect to the Option Shares and to take or cause to be taken all appropriate action and execute and deliver such documents as may be required to carry out this provision, including providing a waiver letter at Closing.

SECTION 5.09 Exclusive Supply of Medical Equipment. The Company agrees to purchase exclusively from GE or GE’s Affiliates any and all ultrasonic or other medical imaging equipment designed as a component of or for use with the products of the Company and its Affiliates pursuant to the Supply Agreement.

SECTION 5.10 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares solely for the conduct of its business in ordinary course.

SECTION 5.11 Environmental, Health and Safety Policy. (a) As soon as practicable after the Closing, the Existing Shareholders shall cause the Board of Directors of the Company to adopt and cause the Company to follow an environmental, health and safety policy (the “EHS Policy”) which complies with applicable environmental, health and safety Laws and which is substantially similar to General Electric Policy 20.3 (attached hereto as Exhibit 5.11).

(b) Within 15 Business Days after the adoption of the EHS Policy, the Company shall develop and review with GE’s environmental representatives, and then propose to the Board of Directors of the Company, an environmental management system program that includes specific procedures to implement the EHS Policy, a compliance assurance program and provision of adequate resources.

(c) The Company shall, at regular intervals, but no less frequently than biannually, retain independent environmental specialists to conduct an independent environmental, health & safety compliance audit, review the performance of the Company under the EHS Policy, report on such audit to the Board of Directors of the Company, and implement such improvements and Remedial Actions as may be necessary or appropriate to comply with applicable Laws and conform to the EHS Policy.

(d) The Company shall provide prompt written notice to the Existing Shareholders and the Purchasers, of any significant adverse environmental event or matter affecting or reasonably likely to affect the Company’s operations, including, but not limited to, serious personal injury or property damages, the unpermitted Release of any significant quantities of Hazardous Materials, or conditions which may cause the Company to operate in non compliance with applicable environmental health and safety Laws.

SECTION 5.12 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement as soon as is practicable.

ARTICLE 6

TAX MATTERS

SECTION 6.01 Indemnity. (a) The Existing Shareholders and the Company each agrees to indemnify and hold harmless each Purchaser, jointly and severally, against the following Taxes and against any Loss incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company on or prior to the Closing Date; and (ii) Taxes imposed on the Company as a result of any breach of the representation and warranty under Section 3.29.

(b) Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Existing Shareholders and the Company to indemnify and hold harmless each Purchaser pursuant to Section 6.01(a), and the representation and warranty contained in Section 3.29, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

SECTION 6.02 Transaction Taxes. The Company and each Purchaser shall each be responsible for paying Taxes assessed against the Company or such Purchaser, respectively, arising from, or in connection with, the transactions contemplated by this Agreement pursuant to all applicable Laws.

ARTICLE 7

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of the Company and Existing Shareholders. The obligations of the Company and the Existing Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of each Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by each Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Company shall have received a certificate from each Purchaser to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any party hereto except the Company itself, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.01(b) shall not apply if the Company or any Existing Shareholder has directly or indirectly solicited or encouraged any such Action; and

(c) Ancillary Agreements. Each Purchaser shall have executed and delivered to the Company each of the Ancillary Agreements to which it is a party.

SECTION 7.02 Conditions to Obligations of the Purchasers. The obligations of each Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Existing Shareholders and the Company contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Company or any Existing Shareholder on or before the Closing Date shall have been complied with in all material respects, and each Purchaser shall have received a certificate of each of the Existing Shareholder and the Company to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any party hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of such Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of such Purchaser, the consummation of the transactions contemplated by this Agreement;

(c) Consents and Approvals. The Purchasers and the Company shall have received, each in form and substance satisfactory to the Purchasers, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents required under any Material Contracts;

(d) Approval for Issuance of the Shares and the Reorganization of the Company. The Company shall have complied in all respects with all applicable Laws in connection with the issuance of the Shares and the reorganization of the Company into a foreign-invested company limited by shares and have obtained the governmental consents and approvals described in Section 3.07 of the Disclosure Schedule except the issuance of the Company’s amended Business License by the Beijing Municipal Administration of Industry and Commerce;

(e) Legal Opinion. The Purchasers shall have received from Guantao Law Firm a legal opinion, addressed to the Purchasers and dated as of the Closing Date, substantially in the form of Exhibit 7.02(e);

(f) Permits. The Company shall have obtained all approvals, permits, licenses, and similar authority necessary for the conduct of the Business as is conducted at the Closing or planned to be conducted after the Closing, including, without limitation, the issuance of the Registration Certificates by the State Drug Administration;

(g) InSightec Consents. GE shall have received the InSightec Consents.

(h) Environmental Assessment. Any environmental assessment conducted by or on behalf of each Purchaser, and any other environmental information obtained by each Purchaser, shall be satisfactory to each Purchaser in its sole discretion;

(i) Due Diligence. Each Purchaser shall have completed all its business, legal, accounting and environmental due diligence with respect to the Business and the Company and shall, in its sole judgment, be satisfied with the results thereof;

(j) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect; and

(k) Ancillary Agreements. The Company and the Existing Shareholders each shall have executed and delivered to the Purchasers each of the Ancillary Agreements to which it is a party.

ARTICLE 8

INDEMNIFICATION

SECTION 8.01 Survival of Representations and Warranties. (a) The representations and warranties of the Existing Shareholders and the Company contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until the fifth anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04 and 3.22 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive as provided in Section 6.01(b), and (iii) insofar as any claim is made by any Purchaser for the breach of any representation or warranty of the Existing Shareholders or the Company contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by any Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. Neither the period of survival nor the liability of the Existing Shareholders or the Company with respect to the Existing Shareholders’ or the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of any Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by any Purchaser to the Existing Shareholders or the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of each Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until the fifth anniversary of the Closing Date. Neither the period of survival nor the liability of any Purchaser with respect to such Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Company. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Company to any Purchaser, then the relevant representations and warranties of such Purchaser shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.02 Indemnification by the Existing Shareholders and the Company. (a) Each Purchaser, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of each Purchaser, its Affiliates, and their successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless jointly and severally by the Existing Shareholders and the Company for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses, but not including any incidental, consequential or punitive damages, losses and expenses), directly or indirectly, suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from:

(i)	the breach of any representation or warranty made by any Existing Shareholder or the Company contained in the Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

(ii)	the breach of any covenant or agreement by any Existing Shareholder or the Company contained in the Acquisition Documents; or

(iii)	any and all Losses suffered or incurred by such Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any Existing Shareholder or the Company occurring or existing prior to the Closing.

(b) To the extent that the Existing Shareholders’ or the Company’s undertakings set forth in this Section 8.02 may be unenforceable, the Existing Shareholders or the Company, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

SECTION 8.03 Indemnification by the Purchasers. (a) The Company, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of the Company, its Affiliates, and their successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless severally and not jointly by each Purchaser for and against any and all Losses, arising out of or resulting from:

(i)	the breach of any representation or warranty made by such Purchaser contained in the Acquisition Documents; or

(ii)	the breach of any covenant or agreement by such Purchaser contained in the Acquisition Documents; or

(iii)	any and all Losses suffered or incurred by the Company by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of such Purchaser occurring or existing after the Closing.

(b) To the extent that any Purchaser’s undertakings set forth in this Section 8.03 may be unenforceable, such Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company Indemnified Parties.

ARTICLE 9

TERMINATION

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Purchaser if, between the Signing Date and the Closing: (i) an event or condition occurs that has resulted in, or is reasonably likely to result in, a Material Adverse Effect, (ii) any representations and warranties of the Existing Shareholders or the Company contained in this Agreement shall not be true and correct such that the condition contained in Section 7.02(a) would not be satisfied, (iii) any Existing Shareholder or the Company shall not have complied with any covenant or agreement contained in this Agreement to be complied with by it such that the condition contained in Section 7.02(a) would not be satisfied, or (iv) the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate the Company as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b) by either the Company or any Purchaser if the Closing shall not have occurred within 120 days from the Signing Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either the Company or any Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d) by the mutual written consent of the Company, the Existing Shareholders and the Purchasers.

SECTION 9.02 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Sections 5.03, 9.02(b) and 10.01 and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) In the event this Agreement is terminated for any reason other than as a result of failure to obtain the InSightec Consents or any breach or default under this Agreement on the part of GE, upon written request of GE within 90 days following the termination, the Company and the Existing Shareholders shall enter into another stock subscription and purchase agreement and relevant ancillary agreements with GE Medical Systems (China) Co., Ltd. (“GE Medical”), substantially in the form of this Agreement (together with the Exhibits and the Schedules attached hereto) and each of the Ancillary Agreements, as applicable, each modified to reflect the following:

(i)	The Company will issue and sell to GE Medical, and GE Medical will subscribe for and purchase from the Company, seven million one hundred and four thousand seven hundred and six (7,104,706) shares of Common Stock at a cash purchase price of RMB3.47 per share;

(ii)	The Company will not issue or sell any shares of Common Stock to any other Person at the same time as such issuance and sale of shares to GE Medical described in the preceding paragraph; and

(iii)	Chengxuan will grant an irrevocable option to GE Medical to purchase shares of Common Stock held by Chengxuan at a cash purchase price RMB3.99, exercisable at any time and from time to time within three years following the closing of the transaction described in paragraph (b)(i) of this Section.

ARTICLE 10

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as set forth below or otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Meditech shall reimburse GE within ten Business Days after the Closing US$37,500 for fees and disbursements of counsel ncurred by GE in connection with due diligence, documentation and other legal work that benefit both parties. If the Closing does not occur, then Meditech will reimburse GE as follows, depending on the reason for failure to close: (i) if due to Meditech breach, US$37,500 upon request by GE; (ii) if due to GE breach, zero: and (iii) if not covered by (i) or (ii), US$10,000 upon request by GE, plus an additional US$27,500 if Meditech makes an equity investment in the Company within 18 months after the Signing Date.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a responsible overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Company:

Beijing Yuande Biological and Engineering Co., Ltd.

24 Yongchang Beilu

Beijing Economic and Technology Development Zone

Beijing, 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Wu Xiaodong

(b)	if to GE:

GE (China) Co., Ltd. – Medical Systems

6/F, North Tower, Grand Pacific Building

8A, Guanghua Road

Chaoyang District

Beijing 100026

Telecopy: (8610) 6581-5635

Attention: Qiao Gangliang, Esq.

with a copy to:

Shearman & Sterling

2318 China World Tower Two

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004

Telecopy: (8610) 6505-1818

Attention: Lee Edwards, Esq.

(c)	if to Meditech:

Golden Meditech (BVI) Company Limited

Suite A, 36/F, Bank of China Tower

1 Garden Road

Central, Hong Kong

Telecopy: (852) 2868-6981

Attention: Mr. Kam Yuen

with a copy to:

Room 1006

Tower B, COFCO Plaza

8 Jianguomennei Dajie

Beijing 100005

Telecopy: (8610) 6526-0667

Attention: Mr. Kam Yuen

(d)	If to each Existing Shareholder:

the address set forth on the signature pages hereto

SECTION 10.03 Public Announcements. Subject to Section 5.03(b), no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement, the Exhibits and the Schedules attached hereto, and the Ancillary Agreements supersede all agreements and undertakings, both written and oral, among the Company, the Existing Shareholders and the Purchasers prior to the Signing Date with respect to the purchase and sale of the Shares hereunder.

SECTION 10.06 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Existing Shareholders, the Company and the Purchasers or (b) by a waiver in accordance with Section 10.06.

SECTION 10.08 Assignment and Succession. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Existing Shareholders, the Company and the Purchasers (which consent may be granted or withheld in the sole discretion of each Existing Shareholder, the Company or each Purchaser); provided, however, that each Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of such Purchaser without the consent of the Existing Shareholders, the Company and the other Purchaser. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. The issuance of the Shares by the Company hereunder shall comply with the laws of the PRC.

SECTION 10.11 Dispute Resolution. (a) Any dispute arising from the execution of, or in connection with, this Agreement shall be settled through friendly consultation between the parties thereto. The claiming party shall promptly notify the other party in a dated notice that a dispute has arisen and describe the nature of the dispute. If no settlement can be reached through such consultation within sixty (60) days after the date of such notice of dispute, then any party may refer the matter to the Singapore International Arbitration Centre (the “Centre”), for final arbitration in Singapore by an arbitration tribunal according to the Arbitration Rules of Singapore International Arbitration Centre (the “Rules”) and this Section 10.11.

(b) The arbitration tribunal shall consist of one arbitrator who shall be appointed pursuant to the Rules.

(c) In rendering his or her decision, the arbitrator shall consider the intention of the parties hereto insofar as it can be ascertained from this Agreement.

(d) The English and Chinese languages shall be used in all arbitral proceedings and related documentation, unless otherwise agreed by the parties.

(e) The award of the arbitration tribunal established pursuant to this Section 10.11 shall be in writing and final and binding upon the parties and may be enforced, if necessary, in any court of competent jurisdiction. The parties shall use their best efforts to effect the prompt execution of any such award and shall render whatever assistance as may be necessary to this end. The losing party shall be responsible for the costs of the Centre, the fees of the arbitration, the expenses of the arbitration proceedings, and all costs and expenses of enforcement of any arbitral award. The arbitration tribunal shall make an award as to the respective parties’ costs not otherwise specified in this Section 10.11.

(f) The foregoing provisions in this Section 10.11 shall not preclude the parties from applying for any preliminary or injunctive remedies available for any purpose, including, but not limited to, securing the subsequent enforcement of an arbitration award.

SECTION 10.12 Time is of Essence. Time shall be of essence as regards any date or period set forth in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

SECTION 10.13 Effectiveness. This Agreement shall become effective on the date on which this Agreement has been executed by the Existing Shareholders, the Company and the Purchasers.

SECTION 10.14 Language. This Agreement is signed in both English and Chinese. Both language versions shall be equally valid and binding.

SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the Existing Shareholders, the Company and the Purchasers have caused this Agreement to be executed as of the date first written above.

BEIJING YUANDE BIOLOGICAL AND ENGINEERING CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Wu Xiaodong
	Title:	General Manager

BEIJING CHENGXUAN ECONOMIC AND TRADE CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Wu Xiaodong
	Title:	Executive Director

Address:		24 Yongchang Beilu Beijing Economic and Technology Development Area Beijing 100176

BEIJING BODA TECHNOLOGY INVESTMENT AND DEVELOPMENT CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Li Ming
	Title:	Chairman of Board of Directors

Address:		4 Wanyuan Street Beijing Economic and Technology Development Area Beijing 100176

BEIJING UNIVERSITY PEOPLE’S HOSPITAL

By:	/s/ (signed and chopped)
	Name:	Lu Houshan
	Title:	President

Address:		11 Xizhimen Nandajie Xicheng District, Beijing

BI XIAOQIONG

By:	/s/ (signed and chopped)
	Name:	Wu Xiaodong

Address:		24 Yongchang Beilu Beijing Economic and Technology Development Area Beijing 100176

HE SHENXU

By:	/s/ (signed and chopped)
	Name:	Tan Kejing

Address:		133 Fuchengmennei Dajie Xicheng District, Beijing

BENGBU WANRONG EQUITY INVESTMENT ADVISORY CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Wu Jiang
	Title:	Project Manager

Address:		6/F, Yi He Gong Bengbu, Anhui

BEIJING DONGFANG CHUANZHI SCIENCE AND TECHNOLOGY DEVELOPMENT CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Zhang Kuo
	Title:	Chairman of Board of Directors

Address:		#2-1, 28 Zhongfang Street Chaoyang District, Beijing,

GE (CHINA) CO., LTD.

By:	/s/ (signed and chopped)
	Name:	Chih Chen
	Title:	President GE (China) Co., Ltd. – Medical Systems

GOLDEN MEDITECH (BVI) COMPANY LIMITED

For and on behalf of Golden Meditech (BVI) Company Limited

By:	/s/ (signed and chopped)
Authorized Signature(s)

	Name:	Kam Yuen
	Title:	Director

EXHIBIT 1.01(a)

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT 1.01(b)

FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT 1.01(c)

FORM OF STOCK OPTION AGREEMENT

EXHIBIT 1.01(d)

FORM OF SUPPLY AGREEMENT

EXHIBIT 2.01

SCHEDULE OF PURCHASERS

Purchaser	No. of Shares	Post-Closing Percentage of Shareholding
GE (China) Co., Ltd.	10,065,000	15%

Golden Meditech (BVI) Company Limited	16,775,000	25%

EXHIBIT 5.11

GENERAL ELECTRIC POLICY 20.3

EXHIBIT 7.02(e)

LEGAL OPINION

DISCLOSURE SCHEDULE

FOR

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT*

AMONG

GE (CHINA) CO., LTD.

GOLDEN MEDITECH (BVI) COMPANY LIMITED

BEIJING CHENGXUAN ECONOMIC AND TRADE CO., LTD.

BEIJING BODA TECHNOLOGY

INVESTMENT AND DEVELOPMENT CO., LTD.

BEIJING UNIVERSITY PEOPLE’S HOSPITAL

BI XIAOQIONG

HE SHENXU

BENGBU WANRONG EQUITY INVESTMENT ADVISORY CO., LTD.

BEIJING DONGFANG CHUANZHI SCIENCE

AND TECHNOLOGY DEVELOPMENT CO., LTD.

and

BEIJING YUANDE BIOLOGICAL AND ENGINEERING CO., LTD.

Dated as of                      , 2002

*	Capitalized terms used but not defined herein shall have the meanings set forth in this Stock Subscription and Purchase Agreement, dated as of even Signing Date.

Section 3.04 Ownership of Common Stock

Existing Shareholder	Number of Shares	Percentage of Shareholding
Chengxuan	23,350,800	58%

Boda	4,428,600	11%

BUPH	4,026,000	10%

Bi Xiaoqiong	3,824,700	9.5%

He Shenxu	2,013,000	5%

Wanrong	1,610,400	4%

Chuanzhi	1,006,500	2.5%

Total:	40,260,000	100%

Section 3.07 Governmental Consents and Approvals

1.	Filing of the State-owned Asset Appraisal Report in respect of the Company with the Beijing Municipal Bureau of Finance.

2.	Approval of the Ministry of Foreign Trade and Economic Cooperation for (i) issuance of the Shares to the Purchasers, (ii) increase of the share capital of the Company, (iii) the Restated Articles and (iv) reorganization of the Company into a foreign-invested company limited by shares.

3.	Certificate of Approval of the Company issued by the Approval Authority evidencing the reorganization of the Company into a foreign-invested company limited by shares.

4.	Issuance of an amended Business License of the Company by the Beijing Municipal Administration of Industry and Commerce evidencing the incorporation of the Company as a foreign-invested company limited by shares.

Section 3.08(a) Financial Information

Section 3.10 Receivables

[Contents below are partial English translation from original Chinese texts; the names of the various entities, which are mostly hospitals, are omitted]

Company’s accounts receivable – up to June 30, 2002.

Period of the accounts	Item No.	Item Description	Balance	As percentage of the aggregate amount (%)
Within a year		Accounts receivable _ [omitted]	120,000.00
		Accounts receivable _ [omitted]	740,000.00
		Accounts receivable _ [omitted]	155,000.00
		Accounts receivable _ [omitted]	20.50
		Accounts receivable _ [omitted]	700,000.00
		Accounts receivable _ [omitted]	1,250,000.00
		Accounts receivable _ [omitted]	490,000.00
		Accounts receivable _ [omitted]	1,220,000.00
		Accounts receivable _ [omitted]	2,580,000.00
		Accounts receivable _ [omitted]	2,000,000.00
		Accounts receivable _ [omitted]	1,350,000.00
		Accounts receivable _ [omitted]	1,000,000.00
		Accounts receivable _ [omitted]	200,000.00
		Accounts receivable _ [omitted]	1,280,000.00
		Accounts receivable _ [omitted]	200,000.00
		Accounts receivable _ [omitted]	140,000.00
		Accounts receivable _ [omitted]	200,000.00
	Total		13,625,020.50	54.27%
1-2 year		Accounts receivable _ [omitted]	1,380,000.00
		Accounts receivable _ [omitted]	745,000.00
		Accounts receivable _ [omitted]	655,000.00
		Accounts receivable _ [omitted]	1,000,000.00
		Accounts receivable _ [omitted]	890,000.00
		Accounts receivable _ [omitted]	3,650,000.00
		Accounts receivable _ [omitted]	680,000.00
		Accounts receivable _ [omitted]	100,000.00
		Accounts receivable _ [omitted]	2,380,000.00
	Total		11,480,000.00	45.73%
2-3 year	Total
3-4 year	Total
Over 4 years	Total

	Total		25,105,020.50	100

Section 3.13 Sales and Purchase Order Backlog

(a)	Sales Order Backlog

[About nine lines of Chinese texts, omitted.]

(b)	Purchase Order Backlog

[About 4 lines of Chinese texts, omitted.]

Section 3.19 Intellectual Property

[Note: In the original documents, this section consists of Chinese texts. Only the relevant patent numbers and patent application numbers are reproduced below in English.]

1.	Patent and patent applications for utility models in China

1.1	Patent number: ZL 99 2 00991.X

1.2	Patent number: ZL 99 2 00990.1

1.3	Patent number: ZL 01 2 70268.4

1.4	Patent number: ZL 01 2 70265.X

1.5	Patent number: ZL 01 2 70266.8

1.6	Patent number: ZL 01 2 70267.6

2	Patents applications for inventions in China

2.1	Application number: 99103199.7

2.2	Application number: 99102924.0

2.3	Application number: 99102923.2

2.4	Application number: 01139716.0

2.5	Application number: 01134485.7

2.6	Application number: 01134484.9

2.7	Application number: 01134486.5

2.8	Application number: 01134483.0

3	International patent applications (all patents below are for inventions)

3.1	International application number: PCT/CN02/00168

3.2	International application number: PCT/CN02/00169

3.3	International application number: PCT/CN02/00166

3.4	International application number: PCT/CN02/00167

3.5	International application number: PCT/CN02/00165

4	Registered trademarks in China

4.1	Trademark: YDME Yuande medical equipment (texts and graphics)

Trademark registration certificate number: 1519414

4.2	Trademark: YDME Yuande medical equipment (texts and graphics)

Trademark registration certificate number: 1519415

5	Software registration

5.1	Processing number: 200215069

Section 3.20(a) Owned Real Property

Location: 24 Yongchang Road North, Beijing Economic and Technology Development Area, Beijing, China

Date of Purchase: November 28, 2000

Real Property Title Certificate: in process

Value of the Property: RMB 24,144,936.06 (as of June 30, 2002)

Section 3.20(b) Leased Real Property

Address: Room 316, 4 Zhonghe Street, Beijing Economic and Technology Development Area (“BDA”), Beijing

Lessor: Beijing Municipal Administration of Industry and Commerce, BDA Branch

Lessee: the Company

Term: June 30, 1999 through December 31, 2002 (as extended)

Annual Rental: RMB 18,000

Section 3.22 Assets

The Owned Real Property described in Section 3.20(a) of this Disclosure Schedule is subject to the mortgage set forth in the Mortgage Contract between Beijing Weixiao Biological Technology Development Co., Ltd. and the Beijing Economic and Technology Development Area Branch of China Construction Bank, dated June 28, 2002.

Section 3.27(a) Key Employees

Name:	Wu Xiaodong	Job responsibility:	general manager

Name:	Wang Zhengchu	Job responsibility:	deputy general manager

Name:	Tang Kejing	Job responsibility:	chief financial officer

Name:	He Shenrong	Job responsibility:	chief technology officer

Name:	shao Songjian	Job responsibility:	factory manager

Name:	Yu Jinsheng	Job title:	senior engineer

Name:	Lan Jiang	Job responsibility:	senior engineer

Name:	Wu Xudong	Job title:	software development engineer

Name:	Fei Xingbo	Job title:	medical associate professor

Name:	Zhang Wen	Job responsibility:	sales manager

Name:	Qian Zuwen	Job title:	acoustics researcher

Name:	Zhu Houqing	Job title:	acoustics researcher